Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:	Media Contact:
Natalie Badillo Cymer, Inc. (858) 385-6097 nbadillo@cymer.com	Erin Coller Formula (619) 234-0345 coller@formulapr.com

CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS

SAN DIEGO, Calif., February 2, 2011 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010:

•

net income totaled $32.9 million, equal to $1.08 per share (diluted), compared to net income of $12.2 million, equal to $0.40 per share (diluted) in the fourth quarter of 2009 and net income of $20.9 million, equal to $0.70 per share (diluted), in the third quarter of 2010.

•	revenue totaled $146.9 million compared to revenue of $96.4 million in the fourth quarter of 2009, and revenue of $141.7 million in the third quarter of 2010.

For the year ended December 31, 2010:

•	net income totaled $91.0 million equal to $3.02 per share (diluted), compared to net income of $12.0 million, equal to $0.40 per share (diluted) for the year ended December 31, 2009.

•	revenue totaled $534.2 million compared to revenue of $307.7 million in the prior year.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “2010 was a year of significant accomplishment and growth for Cymer. The demonstrated performance and reliability of our deep ultraviolet (DUV) light sources were instrumental in winning chipmaker selections and strengthened our competitive position. We also increased our OnPulse value and coverage, while adding advanced performance enhancements on ArF immersion and KrF sources. Our continued focus on operational execution and cost structure improvements, coupled with improved manufacturing absorption contributed to strong margin performance. During 2010, we shipped four extreme ultraviolet (EUV) 3100 sources and installed a second TCZ tool at a second Asian customer. I want to take this time to thank Cymer employees for their dedication and significant achievements in 2010. Their commitment to the success of our customers and their drive towards continued technology leadership further positions Cymer as the leader of lithography light source solutions and an innovator of display fabrication equipment.”

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CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS	Page 2 of 6

In the fourth quarter of 2010, the company shipped 35 light sources, of which 26 were ArF immersion, eight were KrF, and one was ArF dry, and the company installed 47 light sources at chipmaker locations. Gross profit was $78.0 million for the fourth quarter of 2010, yielding a 53.1 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $40.9 million. Total operating income was $37.1 million or 25.3 percent of revenue. With the reinstatement of the R&D tax credit in late December, our full year effective tax rate was 25 percent, which resulted in a fourth quarter effective tax rate of 11 percent.

DUV bookings for the fourth quarter of 2010 totaled $153.2 million, resulting in a book-to-bill ratio of 1.04. Eighty-three percent of the DUV bookings in the fourth quarter were ArF immersion, 13 percent were KrF, and four percent were ArF dry. The company ended the quarter with a DUV backlog of $63.6 million, with ArF immersion light sources comprising approximately 80 percent of the value of sources in backlog.

For the full year 2010, the company shipped 124 light sources, of which 87 were ArF immersion, 35 were KrF, and two were ArF dry. The company reported gross profit of $272.8 million for the full year 2010, yielding a 51.1 percent gross margin. Total operating expenses for the year of $151.7 million includes research and development, selling and administrative and restructuring expenses. Total operating income was $121.1 million or 22.7 percent of revenue.

As of December 31, 2010, cash and investments totaled approximately $217 million, an increase of $31 million from December 31, 2009.

Company Outlook

Commenting on the outlook, Akins stated, “We believe we are well positioned for growth in 2011. Our attention to light source reliability, customer productivity, and cost of operations have resulted in several recent key light source selections from chipmakers, some of whom have recently announced significant increases to their 2011 capex plans. We believe this increase in capex investment will translate into continued growth as the year proceeds. We are continuing to invest in EUV and will be highly focused on the development of our EUV 3300 sources. In TCZ, we are focused on ramping our manufacturing capability to fulfill recently received orders.”

Based on information available at this time, Cymer is providing the following guidance for the first quarter of 2011:

•	Revenue to be approximately $150 million.

•	Gross margin to be approximately 50 percent.

•	R&D expenses to be approximately $27 million.

•	SG&A expenses to be approximately $16.5 million.

•	The effective tax rate to be approximately 22 percent.

Cymer’s management will hold a conference call at 2:00 pm (PST) today, February 2, 2011, to discuss fourth quarter and 2010 operating results and first quarter 2011 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the company’s competitive position, continued technology leadership, the company’s positioning, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the flat panel display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,500 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Product sales	$146,854	$96,071	$534,209	$306,795
Product sales, related party	—	333	—	869

Total revenues	146,854	96,404	534,209	307,664
Cost of revenues	68,859	50,154	261,442	171,250

Gross profit	77,995	46,250	272,767	136,414

Operating expenses:
Research and development	25,043	15,823	89,193	65,809
Sales and marketing	5,464	4,019	22,656	16,603
General and administrative	10,352	6,730	39,802	27,569
Restructuring	—	—	—	8,407

Total operating expenses	40,859	26,572	151,651	118,388

Operating income	37,136	19,678	121,116	18,026

Other income (expense):
Foreign currency exchange gain (loss)	11	381	(6)	(1,107)
Impairment of investments	—	—	—	(291)
Interest income	132	166	524	1,374
Interest expense	(189)	(108)	(605)	(1,029)
Other income (expense)	9	—	55	135

Total other income (expense)	(37)	439	(32)	(918)

Income before income taxes	37,099	20,117	121,084	17,108
Income tax expense	4,236	9,021	30,271	8,389

Net income	$32,863	$11,096	$90,813	$8,719

Net loss attributable to noncontrolling interest in subsidiary	—	1,057	148	3,257

Net income attributable to Cymer, Inc.	$32,863	$12,153	$90,961	$11,976

Earnings per share:
Basic	$1.11	$0.41	$3.05	$0.40

Diluted	$1.08	$0.40	$3.02	$0.40

Weighted average shares outstanding:
Basic	29,710	29,861	29,777	29,738

Diluted	30,351	30,264	30,124	29,945

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CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$154,312	$118,381
Restricted cash	—	1,200
Short-term investments	54,964	62,895
Accounts receivable, net	127,747	76,792
Accounts receivable, related party	—	732
Inventories	213,002	185,077
Deferred income taxes	11,961	31,566
Other current assets	55,027	26,244

Total current assets	617,013	502,887
Long-term investments	7,506	5,167
Property and equipment, net	104,705	106,755
Deferred income taxes	35,690	26,998
Goodwill	8,833	8,833
Intangible assets, net	7,645	8,327
Other assets	5,939	5,951

Total assets	$787,331	$664,918

LIABILITIES
Current liabilities:
Accounts payable	$27,731	$21,756
Accounts payable, related party	—	9,284
Deferred revenue	30,593	22,339
Other current liabilities	68,121	50,244

Total current liabilities	126,445	103,623
Deferred revenue	690	525
Deferred income taxes	21	18
Other liabilities	21,920	19,114

Total liabilities	149,076	123,280

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	620,272	598,314
Treasury stock	(492,890)	(473,580)
Accumulated other comprehensive loss	(2,881)	(8,280)
Retained earnings	513,711	422,750

Equity attributable to Cymer, Inc.	638,255	539,247
Noncontrolling interest	—	2,391

Total equity	638,255	541,638

Total liabilities and equity	$787,331	$664,918

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CYMER REPORTS FOURTH QUARTER AND 2010 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Years Ended December 31,
	2010	2009
Operating activities:
Net income	$90,813	$8,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	19,223	21,057
Stock-based compensation	10,603	5,667
Bad debt expense	(843)	2
Excess tax benefits from stock option exercises	(2,087)	(267)
Provision for deferred income taxes	12,755	(634)
Loss on disposal or impairment of property and equipment	609	1,881
Write-down of investments	—	291
Change in assets and liabilities:
Restricted cash	1,235	(1,200)
Accounts receivable	(48,659)	(12,651)
Accounts receivable, related party	732	86
Inventories	(30,698)	4,361
Other assets	(27,947)	(2,684)
Accounts payable	7,976	5,429
Accounts payable, related party	(9,284)	3,876
Deferred revenue	8,665	7,379
Other liabilities	21,395	(7,053)

Net cash provided by operating activities	54,488	34,259

Investing activities:
Acquisition of property and equipment	(15,810)	(7,208)
Purchases of investments	(100,056)	(94,161)
Proceeds from sold or matured investments	105,211	65,909

Net cash used in investing activities	(10,655)	(35,460)

Financing activities:
Proceeds from issuance of common stock	9,446	6,744
Purchase of noncontrolling interest	(2,186)	—
Repayment of convertible subordinated note	—	(140,722)
Cash investment in joint venture received from minority shareholder	—	800
Excess tax benefits from stock option exercises	2,087	267
Repurchase of common stock into treasury	(19,310)	—

Net cash used in financing activities	(9,963)	(132,911)

Effect of exchange rate changes on cash and cash equivalents	2,061	102

Net increase (decrease) in cash and cash equivalents	35,931	(134,010)
Cash and cash equivalents at beginning of the year	118,381	252,391

Cash and cash equivalents at end of the year	$154,312	$118,381

Supplemental disclosure of cash flow information:
Interest paid	$405	$2,803

Income taxes paid	$42,295	$11,232

Supplemental disclosure of non cash operating, investing and financing activities:
Net (decrease) increase in acquisition of property and equipment included in accounts payable	($1,774)	$2,497

Net (decrease) increase in in-transit proceeds from issuance of common stock	($11)	$81

Property and equipment acquired under capital lease obligations	$136	—

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